Exhibit - 21.1

MELLON FINANCIAL CORPORATION

PRIMARY SUBSIDIARIES OF THE CORPORATION (a)

DEC. 31, 2003

Mellon Trust of New England, National Association — Incorporation: United States

The Boston Company, Inc. — State of Incorporation: Massachusetts

Mellon Consultants, Inc. — State of Incorporation: New York

Mellon Bank, N.A. — Incorporation: United States

•	Cornice Holding Company, Inc. — State of Incorporation: Colorado

•	Founders Asset Management LLC — State of Organization: Colorado

•	The Dreyfus Corporation — State of Incorporation: New York

Mellon 1st Business Bank, National Association — Incorporation: United States

Mellon United National Bank — Incorporation: United States

MBC Investments Corporation — State of Incorporation: Delaware

•	Neptune LLC — State of Organization: Delaware

•	Mellon Europe Ltd. — Incorporation: England

•	Mellon Global Investments Limited — Incorporation: England

•	Newton Management Limited — Incorporation: England

•	Newton Investment Management Limited — Incorporation: England

Mellon Human Resources & Investor Solutions Inc. — State of Incorporation: Pennsylvania

•	Mellon Investor Services LLC — State of Organization: New Jersey

•	Mellon HR Solutions LLC — State of Organization: Pennsylvania

Fixed Income (DE) Trust — State of Organization: Delaware

•	Fixed Income (MA) Trust — State of Organization: Massachusetts

•	Standish Mellon Asset Management Company LLC — State of Organization: Delaware

(a)	This listing includes all significant subsidiaries as defined in Rule 1-02(w) of Regulation S-X, as well as other selected subsidiaries.